FUSION	Jonscott Turco
CONTACT:	212-201-2401
jturco@fusiontel.com

INVESTOR	Andrew Hellman
CONTACT:	CEOcast, Inc.
212-732-4300
adhellman@ceocast.com

MEDIA	Rachel Carr
CONTACT:	Dan Klores Communications
212-981-5253
rachel_carr@dkcnews.com

FOR IMMEDIATE RELEASE

FUSION SURPASSES 750,000 SUBSCRIBERS TO ITS
EFONICA VoIP SERVICE AND 10,000 PAID
SUBSCRIBERS TO ITS PREMIUM OFFERINGS

MOMENTUM CONTINUES FROM RECENT GLOBAL LAUNCH;
CONVERSION BEGINS TO PAID SUBSCRIBERS

NEW YORK, November 1, 2006 - Fusion Telecommunications International, Inc. (AMEX:FSN), a global communications service provider, today announced that it has registered more than 750,000 subscribers from more than 100 countries since launching its free Efonica VoIP services this past June. In addition, Fusion now has more than 10,000 paid Efonica subscribers who are taking advantage of Fusion’s advanced paid services.

“Fusion is very pleased with the 88% growth of our Efonica subscriber community in under three months,” said Matthew Rosen, President and CEO of Fusion. “As we continue that growth worldwide, we remain focused on enhancing our product and service offerings and increasing the value of our Internet community”.

“Since our launch in June, the majority of our efforts centered around enhancing our free Efonica service offerings,” said Roger Karam, President of Fusion’s VoIP Division. “We are now focused on introducing additional premium services in the near term and driving revenue growth through upselling existing customers and marketing our services through our growing number of retail distribution partners worldwide.”

Efonica offers subscribers its patent-pending worldwide Internet area codeTM, which when dialed allows subscribers to speak with each other for free. Subscribers can simply register their existing landline or mobile telephone number as their Internet telephone number and immediately begin to make calls to and from any combination of PCs, Internet phones, wifi phones, and regular telephones (with a SIP adapter), connected to either a wireless, broadband or dial-up Internet connection. Efonica also offers a full suite of premium features designed to enhance a subscriber’s communications experience. Consumers can subscribe to Efonica by visiting www.efonica.com and completing a free and easy registration process.

About Fusion:

Fusion provides its Efonica branded VoIP (Voice over Internet Protocol), Internet access, and other Internet services to, from, in and between emerging markets in Asia, the Middle East, Africa, Latin America and the Caribbean. Fusion currently provides services to consumers, corporations, international carriers, government entities, and Internet service providers in over 100 countries. For more information please go to: http://www.fusiontel.com or http://www.efonica.com.

Statements in this Press Release that are not purely historical facts, including statements regarding Fusion's beliefs, expectations, intentions or strategies for the future, may be "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the plans, intentions and expectations reflected in or suggested by the forward-looking statements. Such risks and uncertainties include, among others, introduction of products in a timely fashion, market acceptance of new products, cost increases, fluctuations in and obsolescence of inventory, price and product competition, availability of labor and materials, development of new third-party products and techniques that render Fusion's products obsolete, delays in obtaining regulatory approvals, potential product recalls and litigation. Risk factors, cautionary statements and other conditions which could cause Fusion's actual results to differ from management's current expectations are contained in Fusion's filings with the Securities and Exchange Commission and available through http://www.sec.gov.